Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with, and is qualified in its entirety by, our consolidated financial statements and related notes for Wynn Las Vegas, LLC and subsidiaries. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. See “Forward-Looking Statements” below.

Forward-Looking Statements

Certain information included in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains statements that are forward-looking, including, but not limited to, statements relating to our business strategy and development activities, as well as other capital spending, financing sources, the effects of regulation (including gaming and tax regulations), expectations concerning future operations, margins, profitability and competition. Any statements made that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, in some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “continue” or the negative of these terms or other comparable terminology. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. These risks and uncertainties include, but are not limited to, those relating to competition in the casino/hotel and resorts industries, completion of our Wynn Las Vegas casino resort on time and within budget, estimated development costs of Encore at Wynn Las Vegas, our intention to fund a portion of the development costs of Encore at Wynn Las Vegas with anticipated cash flows generated at Wynn Las Vegas, new development and construction activities of competitors, our dependence on Stephen A. Wynn and existing management, leverage and debt service (including sensitivity to fluctuations in interest rates), levels of travel, leisure and casino spending, general domestic or international economic conditions, pending or future legal proceedings, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions), our application for licenses and approvals under applicable jurisdictional laws and regulations (including gaming laws and regulations) and the consequences of the war in Iraq and other military conflicts in the Middle East and any future security alerts and/or terrorist attacks such as the attacks that occurred on September 11, 2001. Further information on potential factors, which could affect our financial condition, results of operations and business are included in Wynn Resorts, Limited’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which are based only upon information currently available to us. We undertake no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof.

Overview

Since inception, we have been primarily a casino resort development company. Our efforts have been devoted principally to the development and construction activities described below with respect to Wynn Las Vegas, our casino resort in Las Vegas, Nevada. Wynn Las Vegas will occupy approximately 217 acres of land for the resort casino, including approximately 20 acres of land for its anticipated expansion facilities held by Bora Bora, LLC, an affiliate of the Company and wholly-owned subsidiary of Wynn Resorts, Limited, land for guest and employee parking facilities and approximately 142 acres comprising the golf course held by Wynn Resorts Holdings, LLC, another of our affiliates and wholly-owned subsidiary of Wynn Resorts, Limited. Our affiliate, Wynn Design & Development, LLC, also a wholly-owned subsidiary of Wynn Resorts, Limited, acts as the construction manager and transfers the costs to construct Wynn Las Vegas to us.

Our consolidated financial statements also include results from the ownership and operation of our corporate aircraft by two wholly-owned subsidiaries.

Work on Wynn Las Vegas continues as planned and the resort is on schedule to open in April 2005. There are significant risks associated with any major construction project, and unexpected developments or delays could occur. We will be required to obtain a state gaming license and county gaming and liquor licenses before we are able to commence resort operations.

Wynn Las Vegas

We are constructing and will operate Wynn Las Vegas, a casino resort which, including the new golf course located behind the hotel and property to accumulate future expansion and development, will occupy approximately 217 acres on the Las Vegas Strip. Construction of Wynn Las Vegas began with groundbreaking in October 2002 and we expect Wynn Las Vegas to be completed and open to the public (excluding the second showroom and other planned future expansions) in April 2005.

Construction of Wynn Las Vegas is on schedule. For the purpose of managing the design, procurement and construction of Wynn Las Vegas, the project is divided into several design and construction components.

•	Construction of the 45-story high-rise core and shell is substantially complete. Exterior glass for the main high-rise has been installed. Exterior parapet signage has been installed and is currently lighted. Furniture is in place in rooms and suites through the 33rd floor.

•	The public areas are in various stages of construction. Meeting rooms and ballrooms are substantially complete. Interior work in the casino is progressing. Retail areas will be turned over to tenants for build-out in the fourth quarter of 2004.

•	Construction on the Aqua Theater showroom is substantially complete.

•	The guest parking garage is substantially complete and is currently used for parking by construction personnel.

•	Construction of the fairway villas, consisting of 36 luxury suites, is progressing. The building structure and drywall installation is complete and work continues on the interior finishes for 18 villas. Foundation work is substantially complete for the other 18 villas.

•	Construction of the golf course is proceeding according to schedule. Grassing is complete on 17 of the 18 holes. Work on the streams and lakes is substantially complete; however, work continues on the 18th green and waterfall feature.

•	Construction of the lake-mountain feature continues. Landscaping and lighting is under way and water-feature pumping equipment installation continues.

Wynn Las Vegas’ project budget, including amendments as of September 30, 2004, was approximately $2.7 billion, including the cost of acquiring approximately 235 acres of land, costs of design and construction, capitalized interest, pre-opening expenses, financing fees and construction contingencies. Also included in this amount is approximately $61 million for a portion of the anticipated budget on the planned future expansion of the resort, known as “Encore at Wynn Las Vegas” which may include an additional 1,500 suite hotel tower, additional casino space and restaurants, retail and meeting space, and a spa and swimming pools, all designed to capitalize on the significant infrastructure of Wynn Las Vegas. Although the scope and design of Encore at Wynn Las Vegas continues to be developed, the $61 million budget to date includes amounts for adding a parking structure, office relocation, demolition and certain interest and financing costs and professional fees. Encore at Wynn Las Vegas is expected to cost approximately $900 million and is expected to be funded by new debt or equity financing.

Through September 30, 2004, we and certain of our affiliates have funded approximately $1.8 billion of the total $2.7 billion of budgeted project costs with equity contributions and debt. As of September 30, 2004, budgeted costs still to be incurred totaled approximately $883.0 million, and we had availability under our existing credit agreements and long-term restricted cash available for the project of approximately $912.0 million, plus $70.9 million of the $80.0 million deposited by us into the completion guarantee and liquidity reserve accounts. We anticipate incurring additional costs that will require us to use a significant portion of the remaining $70.9 million completion guarantee and liquidity reserve balances in order to complete Wynn Las Vegas. As these amounts are committed for use, the project budget will increase correspondingly. In addition, we anticipate using all available construction contingencies. In summary, all of the anticipated project costs are covered by the $2.7 billion budget and in the additional funds provided by the project financing.

Results of Operations

We have not commenced operations and therefore, have no revenues. Consequently, as is customary for a development stage company, we have incurred losses in each period from inception to September 30, 2004. We expect these losses to continue and to increase until operations commence with the planned opening of Wynn Las Vegas in April 2005. These losses will grow due to increasing pre-opening expenses as the Wynn Las Vegas project nears completion. The acceleration of these costs was anticipated and is included in the Wynn Las Vegas project budget. We do not expect that our operating results prior to opening Wynn Las Vegas will be indicative of operating results thereafter.

Results of operations for the three months ended September 30, 2004 compared to the three months ended September 30, 2003.

Our development operations resulted in a net loss for the three months ended September 30, 2004, of approximately $12.5 million, a 189% increase over the net loss of approximately $4.3 million for the three months ended September 30, 2003, due to increased development activities.

We are partially reimbursed for the cost of operating our corporate aircraft from the variable costs charged to officers of Wynn Resorts for their personal use of the corporate aircraft, and through December 31, 2001, from third-party charter revenues. Previously, we had recorded these amounts as revenues. During 2004, we reclassified these revenues from the operation of our corporate aircraft, to reflect those amounts as a reduction of the costs to operate the aircraft. Accordingly, the results of operations included in the interim financial statements for the three and nine months ended September 30, 2004 and 2003, do not reflect revenues. Instead, expenses have been reduced to the extent of reimbursements from corporate officers described above.

Total expenses for the three months ended September 30, 2004 increased approximately $8.0 million, or 164%, to $13.0 million, as compared to $4.9 million for the three months ended September 30, 2003. Preopening costs increased by $7 million to $11.4 million for the three months ended September 30, 2004 as compared to $4.3 million for the third quarter of 2003. The increase in pre-opening costs, which consist primarily of salaries and wages and consulting and legal fees, is directly attributable to an increase in pre-opening activities as compared to the same period in the prior year, including expected staffing increases. Management expects pre-opening costs to continue to increase as the construction of Wynn Las Vegas progresses. The remaining increase in total expenses was primarily due to increased depreciation resulting from the purchase of a new, larger aircraft in June 2004 as a replacement for the older, smaller aircraft sold in August 2004.

Other income (expense), net for the three months ended September 30, 2004, decreased approximately $108,000 to income of approximately $488,000 from income of approximately $596,000 for the three months ended September 30, 2003, as a result of a $1.2 million decrease in interest expense, offset by an approximately $1.3 million decrease in interest income. Lower interest income is primarily attributable to the decrease in cash from the net proceeds from equity and debt financing activity as the funds continue to be expended to construct Wynn Las Vegas, while the interest expense decreased due to increased capitalization of interest expense commensurate with the progress on the construction of Wynn Las Vegas.

The change in the fair value of our interest rate swaps decreased from a gain of $5.5 million for the three months ended September 30, 2003, to a loss of approximately $8.9 million for the three months ended September 30, 2004. Our interest rate swaps have been designated by us as cash flow hedges in accordance with applicable accounting pronouncements. Accordingly, changes in the fair value are charged, to the extent the hedge is effective (as defined in the accounting pronouncements), directly to comprehensive income. The fair value approximates the amount we would pay or receive if these contracts were settled at the valuation dates. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments, and other market conditions, and therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods.

Results of operations for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003.

Our development operations resulted in a net loss for the nine months ended September 30, 2004, of approximately $54.3 million, a 407% increase over the net loss of approximately $10.7 million for the nine months ended September 30, 2003, due to increased development activities.

We are partially reimbursed for the cost of operating our corporate aircraft from the variable costs charged to officers of Wynn Resorts for their personal use of the corporate aircraft, and through December 31, 2001, from third-party charter revenues. Previously, we had recorded these amounts as revenues. During 2004, we reclassified these revenues from the operation of our corporate aircraft, to reflect those amounts as a reduction of the costs to operate the aircraft. Accordingly, the results of operations included in the interim financial statements for the three and nine months ended September 30, 2004 and 2003, do not reflect revenues. Instead, expenses have been reduced to the extent of reimbursements from corporate officers described above.

Total expenses for the nine months ended September 30, 2004 increased approximately $18.1 million, or 147%, to $30.4 million, as compared to $12.3 million for the nine months ended September 30, 2003. Preopening costs increased by $16.1 million to $26.6 million for the nine months ended September 30, 2004 as compared to $10.6 million for the nine months ended September 30, 2003. The increase in pre-opening costs, which consist primarily of salaries and wages and consulting and legal fees, is directly attributable to an increase in pre-opening activities as compared to the same period in the prior year, including expected staffing increases. Management expects pre-opening costs to continue to increase as the construction of Wynn Las Vegas progresses. The remaining increase in total expenses was primarily due to increased depreciation resulting from the purchase of a new, larger aircraft in June 2004 as a replacement for the older, smaller aircraft sold in August 2004.

Other income (expense), net for the nine months ended September 30, 2004, decreased approximately $25.5 million to an expense of approximately $23.9 million from income of approximately $1.6 million for the nine months ended September 30, 2003, primarily as a result of an approximately $25.6 million loss on the early retirement of a portion of the 12% second mortgage notes due 2010 (the “Notes”) of Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (collectively, the “Issuers”) attributable to the 112% redemption premium and writeoffs of unamortized original issue discount and debt issuance costs in June 2004. Also, there was a $5.2 million decrease in interest expense, offset by an approximately $5.0 million decrease in interest income. Lower interest income is primarily attributable to the decrease in cash from the net proceeds from equity and debt financing activity as the funds continue to be expended to construct Wynn Las Vegas, while the interest expense decreased due to increased capitalization of interest expense commensurate with the progress on the construction of Wynn Las Vegas.

The change in the fair value of our interest rate swaps decreased from a gain of $5.7 million for the nine months ended September 30, 2003, to a loss of approximately $2.9 million for the nine months ended September 30, 2004. Our interest rate swaps have been designated by us as cash flow hedges in accordance with applicable accounting pronouncements. Accordingly, changes in the fair value are charged, to the extent the hedge is effective (as defined in the accounting pronouncements), directly to comprehensive income. The fair value approximates the amount we would pay or receive if these contracts were settled at the valuation dates. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments, and other market conditions, and therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods.

Results of operations for the years ended December 31, 2003 compared to the years ended December 31, 2002 and 2001.

Our development operations, principally consisting of pre-opening salaries and other payroll expenses, interest and depreciation offset primarily by revenues from the corporate aircraft and interest income, resulted in net losses of approximately $16.0 million, $4.8 million and $1.7 million for the years ended December 31, 2003, 2002 and 2001, respectively. Loss increases are due primarily to increased development activities, as expected by management.

Our revenues from corporate aircraft were approximately $2.5 million, $2.7 million and $2.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. We earn corporate aircraft revenues from the variable costs charged to officers of Wynn Resorts, for their personal use of the corporate aircraft, and through December 31, 2001, from third-party charter revenues. In the beginning of 2002 we replaced our aircraft with a newer aircraft which increased the variable costs charged for its use, compared to the former aircraft. In addition, the former aircraft was licensed for charter services and therefore aircraft revenues in 2001 and 2000 include third-party charters. The newer aircraft obtained in February 2002 is not licensed for such charter services. Therefore the trend of increases in the aircraft revenues through December 31, 2002 is primarily from the increased variable cost rates charged for use of the new corporate aircraft offset by the elimination of third-party charter revenues formerly charged by the old aircraft, while the decreased 2003 revenue is due to decreased usage in the 2003 period as compared to 2002.

Pre-opening costs, consisting of salaries and benefits, legal expenses and other start-up costs totaled approximately $18.9 million, $5.7 million and $3.7 million for the years ended December 31, 2003, 2002 and 2001. Each period’s costs have increased due to the increases in the number of employees and the increased level of development and construction activity. Management expects this trend to continue as activity and the number of employees increases throughout the development and construction period.

Depreciation and amortization for the year ended December 31, 2003 of $2.1 million increased fairly nominally from $1.8 million for the year ended December 31, 2002, due to increases in depreciation due to a full year’s depreciation on the new aircraft in 2003, offset by reduced depreciation on buildings acquired in the Desert Inn purchase as a result of their becoming fully depreciated during 2003. Depreciation and amortization increased significantly for the year ended December 31, 2002 compared to 2001 from a nominal $2,000 in 2001 to approximately $1.8 million in 2002. During 2002, Valvino Lamore, LLC transferred the Las Vegas Jet LLC and World Travel LLC subsidiaries to the Company, which included the $38 million corporate aircraft, thereby increasing the associated depreciation expense, which formerly related to our small amount of furniture, fixtures and equipment.

During 2002, Wynn Resorts and Valvino transferred a significant amount of cash from capital contributions and the proceeds of Wynn Resorts’ initial public offering effective on October 25, 2002. Also, we completed an offering of $370 million aggregate 12% second mortgage notes. Net proceeds and transfers increased our cash and investments by approximately $800 million, thereby generating approximately $1.9 million in interest income for 2002. The interest income increased significantly for 2003 to approximately $8.1 million due to the full year’s interest earnings on these significant invested cash balances.

In addition, the Las Vegas Jet and World Travel asset transfers, which included the corporate aircraft and the issuance of the 12% second mortgage notes, increased our long-term debt obligations to approximately $382 million. Therefore, we incurred approximately $1.9 million in interest expense during 2002 and $5.1 million in 2003. The increase from 2002 to 2003 was due to a full year’s interest expense for 2003 compared to 2002.

Certain trends that may affect development activities and future results of operations

In the near term, our development activities may be impacted by various economic factors, including, among other things, the availability and cost of materials, the availability of labor resources and interest rate levels. The strength and profitability of our business after Wynn Las Vegas opens will depend on consumer demand for hotel casino resorts in general and for the type of luxury amenities that Wynn Las Vegas will offer. Adverse changes in consumer preferences, discretionary income and general economic conditions as well as fears of recession, reduced consumer confidence in the economy, the possibility of continued terrorist activities in the United States and elsewhere or the war in Iraq and other military conflicts in the Middle East could reduce customer demand for the products and services we will offer, thus imposing practical limits on pricing and harming our operations.

Liquidity and Capital Resources

Financing for Wynn Las Vegas

At September 30, 2004, we had approximately $594.5 million of outstanding debt. As discussed in further detail below, during the nine months ended September 30, 2004, we received or requested a total of approximately $412.7 million under our Wynn Las Vegas credit facilities to fund construction costs and capital purchases. We also redeemed approximately $122.4 million of the $370.0 million in aggregate principal amount of the Notes outstanding immediately prior to the redemption for a total payment of approximately $138.9 million. This payment was equal to 112.0% of the aggregate principal amount of the Notes redeemed plus accrued and unpaid interest thereon. In connection with the redemption, we wrote off approximately $7.0 million of the unamortized original issue discount and approximately $3.9 million of unamortized deferred financing costs associated with the Notes. Accordingly, we recognized a loss on the early retirement of debt of approximately $25.6 million to reflect both the writeoffs and the $14.7 million redemption premium.

As a result of the financing activity above, as of September 30, 2004, we have approximately $797.8 million remaining available for future funding requests under our Wynn Las Vegas debt facilities. This availability, combined with the restricted cash available for Wynn Las Vegas, the remaining proceeds of a $143.4 million credit facility of an affiliate secured by land transferred to it from us in the second quarter of 2004, the remaining construction contingencies, and the completion guarantee and liquidity reserve will provide the funding necessary to complete the Wynn Las Vegas project. As of September 30, 2004, we have committed to use approximately $9.1 million of the $80.0 million completion guarantee and liquidity reserve. This $9.1 million is included in the $2.7 billion Wynn Las Vegas project budget. As amounts under the completion guarantee and liquidity reserve are committed for use, the Wynn Las Vegas project budget will increase correspondingly.

Any delays or further scope change orders with respect to the Wynn Las Vegas project, however, could have a material adverse effect on our liquidity and operations. If we do not complete construction of Wynn Las Vegas by September 30, 2005, the lenders under certain of the agreements governing our credit facilities and the holders of the Notes will have the right to accelerate the indebtedness thereunder and exercise other rights and remedies against Wynn Las Vegas and the guarantors of the indebtedness. Any such acceleration would have a material adverse effect on us.

During the second and third quarters of 2004, we drew the entire $250 million delay draw senior secured term loan facility (the “Term Loan Facility”). The proceeds were applied to Wynn Las Vegas construction costs.

During the second quarter of 2004, we drew $22.3 million under our $188.5 million furniture, fixtures and equipment loan (the “FF&E Facility”) and during the third quarter of 2004, we amended the FF&E Facility to increase the available commitments thereunder to $198.5 million, and borrowed the $10 million of increased availability to partially reimburse cash balances used to purchase a corporate aircraft in June 2004.

During the third quarter of 2004, we amended our bank credit facilities as provided for in the documents, to increase the $750.0 million senior secured revolving credit facility (the “Revolver”) by $50.0 million to finance the purchase of certain land and buildings across Sands Avenue from Wynn Las Vegas. The purchase price was $45.0 million, and transaction, closing and certain other expected future costs increased the required funding by an additional $5.0 million. During the third quarter of 2004, we borrowed approximately $40.2 million under the Revolver, and requested an additional $90.2 million for costs incurred through September 30, 2004, which will be funded in October 2004.

Expected Capital Resources and Commercial Commitments

At September 30, 2004, we had approximately $21.8 million of cash and cash equivalents. In addition, we had approximately $130.3 million in restricted cash and investments from the proceeds of our debt and equity financings. This amount is restricted for development and construction of Wynn Las Vegas and certain other specific costs in accordance with agreements governing our debt facilities including $80.0 million restricted for a Wynn Las Vegas liquidity reserve and completion guarantee (of which $9.1 million has been committed to the project budget as of September 30, 2004), $42.6 million for specified interest on the Notes, and approximately $7.7 million for insurance and sales tax deposits and certain other amounts. Cash equivalents are comprised of investments in overnight money market funds. Restricted investments are kept in money market funds or relatively short-term, government-backed, marketable debt securities as required by agreements governing our debt facilities.

As of September 30, 2004, approximately $1.8 billion of the total Wynn Las Vegas project cost, (including the cost of the land, capitalized interest, pre-opening expenses and all financing fees) had been expended or incurred by us and certain of our affiliates. This was funded primarily from a combination of our cash on hand from contributed capital, proceeds from the initial public offering of Wynn Resorts’ common stock, the Notes and our other available debt facilities. The remaining $882.8 million of Wynn Las Vegas project costs, including certain scope changes and planned expansion elements, are to be funded from the remaining net proceeds of the Notes, the remaining proceeds of a $143.4 million credit facility of an affiliate secured by land transferred to it from us in the second quarter of 2004 and additional borrowings under our other available debt facilities.

On November 9, 2004, our parent, Wynn Resorts, Limited, announced that it has agreed to sell 7,500,000 shares of its common stock to Deutsche Bank Securities Inc., plus up to 1,125,000 additional shares to cover over-allotments. The sale is expected to close on Monday, November 15, 2004, and is subject to customary conditions. Wynn Resorts, Limited intends to use the net proceeds from the sale, estimated to be approximately $453.0 million, to repay or reduce indebtedness, for the development of the Encore at Wynn Las Vegas and Wynn Macau projects, or for general corporate purposes. We may receive a portion of such net proceeds as a capital contribution from Wynn Resorts, Limited.

On November 12, 2004, we commenced a tender offer and consent solicitation with respect to our outstanding 12% Second Mortgage Notes due 2010. The tender offer, which is scheduled to expire on December 11, 2004, is part of a plan to refinance our existing debt. Approximately $247,580,000 aggregate principal amount of notes are currently outstanding. We intend to finance the tender offer and consent solicitation with a portion of approximately $2.2 billion of new debt financing that we intend to arrange. The tender offer and consent solicitation are subject to the valid tender of, and delivery of consents with respect to, a majority of the outstanding principal amount of notes (excluding notes held by affiliates of the issuers), arranging the new debt financing and other customary general conditions.

The following table summarizes certain information regarding our expected long-term indebtedness and material commercial commitments based upon our best estimates at December 31, 2003 of our expected long-term indebtedness and commercial commitments (amounts in millions):

	Payments Due By Period
Long-Term Indebtedness	Total	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
FF&E facility(1)	$38.0	$—	$38.0	$—	$—
Second mortgage notes	370.0	—	—	—	370.0

Total long-term indebtedness	$408.0	$—	$38.0	$—	$370.0

	Amount of Commitment Expiration Per Period
Other Commercial Commitments	Total Amounts Committed	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
Revolving credit facility(2)	$726.2	$—	$—	$726.2	$—
Delay draw term loan facility(3)	250.0	—	50.0	100.0	100.0
FF&E facility(1)	150.5	—	20.9	94.3	35.3
Construction contracts(4)	663.9	562.5	101.4	—	—
Employment agreements(5)	35.8	10.6	18.7	6.5	—
Other commercial commitments(6)	814.8	90.3	268.0	275.0	181.5

Total commercial commitments	$2,641.2	$663.4	$459.0	$1,202.0	$316.8

(1)	As of December 31, 2003, we had borrowed approximately $38.0 million under the FF&E Facility. Approximately $28.5 million of these borrowings were used to refinance a loan, secured by a mortgage on World Travel’s Bombardier Global Express aircraft, made by Bank of America, N.A. to World Travel, LLC, a wholly owned subsidiary of Wynn Las Vegas, LLC. The remaining $9.5 million of currently borrowed funds and the unused portion of the $188.5 million facility are, or are expected, to be used for furniture, fixtures and equipment to be used at Wynn Las Vegas.
(2)	As of December 31, 2003, we had not borrowed any amounts under the Revolver. However, we anticipate drawing approximately $726.2 million to fund the design, construction, development, equipping and opening of Wynn Las Vegas, assuming that Wynn Las Vegas is completed on schedule. An additional $23.8 million is available under the Revolver, subject to certain limitations. Once the total extensions of credit under the Revolver equal or exceed $200 million, lead arrangers holding a majority of the commitments of the lead arrangers under that facility will have the right to convert between $100 million and $400 million of the outstanding revolving loans into term loans on the same terms and conditions as the term loans under the delay draw term loan facility or on such other terms as we and the administrative agent and syndication agent can agree. In addition, the Revolver will provide for a cash flow sweep each year that will reduce the commitment under that facility by the amount of the cash swept.
(3)	As of December 31, 2003, we had not borrowed any amounts under the Term Loan, however we anticipate drawing the entire available balance in the future for additional funding of the construction and development of Wynn Las Vegas. Term Loans will be repayable in quarterly installments from the first full fiscal quarter after completion of Wynn Las Vegas until the seventh anniversary of the closing in amounts to be determined in accordance with the terms of the Credit Facilities.
(4)	Represents obligations under signed construction contracts with Marnell Corrao, Wadsworth Golf Construction Company, Bomel Construction Company, Inc. and certain other construction companies in connection with the construction of Wynn Las Vegas. We expect to satisfy some of the payment obligations under these contracts using amounts borrowed under the long-term indebtedness shown above.
(5)	We have entered into employment agreements with several executive officers, other members of management, and certain key employees. These agreements generally have three to five year terms, typically indicate a base salary with specified annual increases, and often contain provisions for guaranteed bonuses. If the Company terminates certain executives without “cause” or if certain executives terminate employment with the Company for “good reason” following a “change of control” (as these terms are defined in the employment contracts), we will pay the executive a “separation payment” in a lump sum, which typically is equal to the base salary of the remaining term of the employment contract plus foregone bonuses, plus certain other payments. Amounts represent the aggregate contractual salaries and guaranteed bonuses during the periods specified in the agreements.
(6)	$2.3 million of the total and amounts expiring in less than one year represents a standby letter of credit for our owner-controlled insurance program. Remaining amounts for all periods represent estimated future interest payments, including unused commitment fees on unborrowed amounts from the Credit Facilities and the FF&E Facility, based upon currently existing commitments, anticipated LIBOR rates based upon expected yield curves (including the effect of the interest rate swaps) as well as expected levels of borrowings and the timing of repayments.

Other Liquidity Matters

New business developments or other unforeseen events may occur, which could result in the need to raise additional funds. We continue to explore opportunities to develop additional gaming or related businesses in Las Vegas and other international and domestic markets, whether through acquisition, investment or development. Any such development would require us to obtain additional financing. Furthermore, if completion of the Wynn Las Vegas project is delayed, then our debt service obligations accruing prior to the actual opening of Wynn Las Vegas will increase correspondingly, thus requiring additional financing. In addition, we intend to continue our periodic efforts to refinance all or a portion of our indebtedness when market conditions are appropriate. However, we cannot assure you that we will be able to refinance any of our indebtedness on acceptable terms or at all.

Critical Accounting Policies and Estimates

Our consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America. Certain of our accounting policies, including the estimated lives of depreciable assets, the annual evaluation of assets for impairment and the purchase price allocations made in connection with acquisitions, require that management apply significant judgment in defining the appropriate assumptions integral to financial estimates. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates. As of, and for the period from inception to September 30, 2004, management does not believe there are any highly uncertain matters or other underlying assumptions that would have a material effect on the statement of financial position or results of operations of the Company if actual results differ from our estimates.

Critical accounting policies currently reflected in the consolidated financial statements primarily relate to expensing pre-opening costs as incurred, capitalizing construction costs, including portions of interest attributable to certain qualifying assets, and other policies related to our development stage status.

During the period of the construction of Wynn Las Vegas, direct costs such as those expected to be incurred for the design and construction of the hotel and casino, the championship golf course and the water-based entertainment production, including interest, are capitalized. Accordingly, the recorded amounts of property and equipment will increase significantly. Depreciation expense related to the capitalized construction costs will not be recognized until the related assets are put in service. Accordingly, upon completion of construction and commencement of operation of Wynn Las Vegas, depreciation expense recognized based on the estimated useful life of the corresponding asset will have a significant effect on the results of our operations.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 prohibits the pooling of interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142, which was effective for us as of January 1, 2002, requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing intangibles as goodwill, reassessment of the useful lives of existing intangibles and ongoing assessments of potential impairment of existing goodwill. As of December 31, 2001, we had no goodwill but did have intangible assets consisting of trademarks and water rights with indefinite useful lives. Accordingly, the adoption of this statement on January 1, 2002 did not have a material impact on our consolidated financial position or results of operations.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to legal obligations associated with the retirement of certain obligations of lessees. This Statement is effective for fiscal years beginning after June 15, 2002. Our adoption of SFAS No. 143 on January 1, 2003 did not have a material impact on our consolidated financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The provisions of this Statement are effective for fiscal years beginning after December 15, 2001. We adopted SFAS No. 144 on January 1, 2002 with no material impact on our consolidated financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Among other things, this statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” will now be used to classify those gains and losses. Our adoption of this statement did not have a material impact on our consolidated financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No.146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Our adoption of this statement did not have a material impact on our consolidated financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34.” FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued, and requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. A fundamental conclusion reached by the FASB in this interpretation is the exclusion from the liability recognition provisions of guarantees issued between entities under common control or parent or subsidiary guarantees of third party debt on behalf of that parent or subsidiary. Such guarantees, however, are not excluded from the enhanced disclosure provisions. The initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, however the disclosure provisions are effective for financial statements of interim or annual periods ending after December 15, 2002. As a result, we adopted the disclosure provisions of FIN No. 45 for our 2002 annual consolidated financial statements, which had no material impact. Our subsequent adoption of the recognition and measurement provisions on January 1, 2003, also did not have a material impact upon our consolidated financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123.” SFAS No.148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 permits companies to continue to apply the intrinsic value based method of accounting for stock-based employee compensation as provided for in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” however it requires that companies that elect to do so, provide specific tabular pro forma disclosures required by SFAS No. 123 in the Summary of Significant Accounting Policies. In addition, SFAS No.148 requires these disclosures in financial reports for interim periods. We continue to apply the intrinsic value based method of accounting for stock-based employee compensation as allowed by SFAS No. 148, and therefore adoption of this statement did not have a material impact upon our consolidated financial position or results of operations. However, we have provided the required disclosures for the accompanying consolidated financial statements.

In January 2003, the Financial Accounting Standards Board (FASB) issued FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities” (VIEs). FIN 46 clarifies the application of Accounting Research Bulletin 51, “Consolidated Financial Statements,” and establishes standards for determining under what circumstances VIEs should be consolidated with their primary beneficiary, including those to which the usual condition for consolidation does not apply. FIN 46 also requires disclosures about unconsolidated VIEs in which the company has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to VIEs created after December 31, 2003. The consolidation requirements apply to older entities in the first period ending after March 15, 2004. Certain disclosure requirements apply to all financial statements issued after December 31, 2003. The application of FIN 46 has not and is not expected to have a material impact on our financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, by requiring that contracts with comparable characteristics be accounted for similarly to result in more consistent reporting of contracts as either derivatives or hybrid instruments. This statement was effective for contracts entered into or modified after June 30, 2003. We adopted SFAS No. 149 on July 1, 2003 with no material impact on our consolidated financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for an issuer’s classification and measurement of certain financial instruments with characteristics of both liabilities and equity and requires that such financial instruments generally be classified as a liability as those instruments embody obligations of the issuer. This statement was effective for financial instruments entered into or modified after May 31, 2003, and was otherwise effective for most financial instruments included in the scope of the standard beginning the interim period beginning after June 15, 2003. Our adoption of SFAS No. 150 on July 1, 2003, had no material impact upon our consolidated financial position or results of operations.

Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt facilities that bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

The amount of outstanding borrowings under the various debt instruments is expected to increase now that the proceeds of the initial public offerings of our common stock and the Notes have substantially been used in the construction of Wynn Las Vegas.

The following table provides information about our long-term indebtedness as of December 31, 2003:

	Maturity Date	Face Amount	Carrying Value	Estimated Fair Value
	(in thousands)
FF&E Facility, interest at LIBOR plus 4% (approximately 5.15% at December 31, 2003)	October 2009	$38,000	$38,000	$38,000
12% Second Mortgage Notes	November 2010	370,000	343,900	440,300

Total long-term debt		$408,000	$381,900	$478,300

The following table provides estimated future cash flow information derived from our best estimates of repayments at December 31, 2003 on expected long-term indebtedness discussed above. However, we cannot predict the LIBOR rates that will be in effect in the future. Accordingly, the LIBOR rate at December 31, 2003 equal to 1.15% is used for all calculations in the table below.

	As of December 31,
	2004	2005	2006	2007	2008	Thereafter	Total
	(in millions)
Long-term debt:
Fixed rate	$—	—	$—	$—	$—	$370.0	$370.0
Average interest rate	0.00%	0.00%	0.00%	0.00%	0.00%	12.00%	12.00%

Variable rate	—	$20.1	$82.5	$96.0	$830.8	$135.3	$1,164.7
Average interest rate	0.00%	6.65%	6.65%	6.65%	5.34%	5.54%	5.59%

Consistent with our obligation under agreements governing our variable-rate debt facilities to obtain interest rate protection for at least $325 million of borrowings thereunder, in May and June 2003, we entered into two interest rate swap arrangements to hedge the underlying interest rate risk on our expected future variable-rate borrowings. The swap notional amounts gradually increase correspondingly with the amounts and timing of our expected borrowings, to a total of $825 million during the period from March 2004 through December 2006.

Our swap instruments have been designated by us as cash flow hedges in accordance with applicable accounting pronouncements, and as of September 30, 2004 and December 31, 2003, we recorded approximately $5.9 million and $8.8 million in other assets, respectively, to reflect their fair value. The $2.9 million decrease in the fair value during the nine months ended September 30, 2004 was recorded as a component of comprehensive income. The fair value approximates the amount we would receive if these contracts were settled at the respective valuation date. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions, and therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods.

The following table provides information about the interest rate swaps as of December 31, 2003 and using estimated future LIBOR rates based upon implied forward rates in the yield curve:

	Expected Averages as of December 31,
	2004	2005	2006	2007	2008	Thereafter	Total
	(in millions)
Average notional amount	$211.0	$755.8	$797.9	$—	$—	$—	n/a
Average pay rate	2.67%	2.68%	2.68%	—	—	—	n/a
Average receive rate	1.38%	2.89%	3.93%	—	—	—	n/a

We do not use derivative financial instruments, other financial instruments or derivative commodity instruments for trading or speculative purposes.

Approximately $360.6 million of our outstanding indebtedness at September 30, 2004 was based upon a variable, LIBOR rate plus a premium. It is estimated that a 1% increase in the LIBOR would have increased our interest cost by approximately $537,000 and $731,000, for the three and nine month periods ended September 30, 2004, respectively. Approximately $38 million of the Company’s outstanding indebtedness for 2003 was based upon a variable, LIBOR rate plus a premium. As such, a 1% increase in the LIBOR would have increased our 2003 interest costs by approximately $380,000.